Exhibit 16.2


July 27, 2002


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

As noted in our letter dated June 12, 2002, our acceptance of appointment as independent auditors for Point.360 (the "Company") was conditional upon successful completion of our prospective client evaluation procedures. Upon completion of these procedures, on July 26, 2002, we respectfully declined to accept appointment as Point.360's independent auditors. We have read Point.360's statements included under Item 4 of its Form 8-K dated July 26, 2002, and we agree with the following Point.360's statements:

   |X| On June 18, 2002, Point.360 (the "Company") reported that it had engaged KPMG LLP as its independent auditors for the fiscal year ending December 31, 2002 and signed an engagement letter as of that date. The engagement letter outlined the terms of service with KPMG's acceptance being subject to completion of its new client evaluation procedures.

   |X| On July 26, 2002, KPMG informed the Company that KPMG declined to act as the Company's independent auditors. There were no disagreements with KPMG on any matters of accounting principles or practices; nor had KPMG performed any audit or other services for the Company.

We are not in a position to agree or disagree with any of the other Point.360's statements included under Item 4 of its Form 8-K dated July 26, 2002.


Very truly yours,

(Signed)
KPMG LLP